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EXHIBIT (a)(4)


                  NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

         National Investors Cash Management Fund, Inc., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:   The charter of the Corporation is hereby amended by these
Articles of Incorporation as follows:

                  In each instance in which the words "Kennedy Cabot Money Market Portfolio" appear in the Articles of Incorporation, the words "Kennedy Cabot Money Market Portfolio" shall be deleted and the words "Jack White Money Market Portfolio" shall be substituted therefor; and

                  In each instance in which the words "Kennedy Cabot U.S. Government Portfolio" appear in the Articles of Incorporation, the words "Kennedy Cabot U.S. Government Portfolio" shall be deleted and the words "Jack White U.S. Government Portfolio" shall be substituted therefor; and

                  In each instance in which the words "Kennedy Cabot Municipal Portfolio" appear in the Articles of Incorporation, the words "Kennedy Cabot Municipal Portfolio" shall be deleted and the words "Jack White Municipal Portfolio" shall be substituted therefor.

         SECOND: The foregoing amendments have been effected in the manner by the vote required by the Corporation's charter and laws of the State of Maryland. The amendments were approved by a majority of the Board of Directors of the Corporation without action of the stockholders in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         THIRD:   Except as amended hereby, the Corporation's charter shall
remain in full force and effect.

         FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

         The Vice President and Assistant Treasurer acknowledges these Articles of Amendments to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of the


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Corporation's charter are true in all respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, NATIONAL INVESTORS CASH MANAGEMENT FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Assistant Treasurer, duly authorized officer of the Corporation, and attests by its Assistant Secretary, effective the 30th day of December, 1998.


                                          NATIONAL INVESTORS CASH
                                          MANAGEMENT FUND, INC.


                                          /s/ Thomas Textor
                                          --------------------------------------
                                          Thomas Textor
                                          Vice President and Assistant Treasurer

ATTEST:


/s/ Arnold Feist
----------------------
Arnold Feist
Assistant Secretary